Exhibit 4.34
Supplementary Agreement
This Supplementary Agreement (Agreement) is entered into on the 14th day of October 2009 in Beijing, People’s Republic of China (PRC)
by and among
(1)
Fully Pacific Ltd. (BVI) (Seller), a company duly established and existing under the laws of British Virgin lslands, with its registered address at Akara Bldg., 24 De Castro Street Wickhams Cay 1, Road Town, Tortola, British Virgin Islands;

(2)	Shen Xiwu (Management Shareholder), a PRC resident with ID card No. 110103196111108003 and principal residential address at Apt 604, Door No. 1, Block 38, Dongzhimenwai Dajie, Beijing, China;
and
(3)
Longtop Financial Technologies (BVI) Limited (Purchaser), a company duly established and existing under the laws of British Virgin lslands, with its registered address at P.O.Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

WHEREAS
1.
“The Seller acquired the Assets from [Sysnet Info-Tech Co., Ltd. (Operator) and/or the Management Shareholder, pursuant to the Assets Transfer Agreement (Off-shore ATA) entered into by and between those parties on April 1st, 2009.

2.
Beijing Longtop Technology Co., Ltd (Longtop Beijing) has also obtained the Assets from the Operator pursuant to the Assets Transfer Agreement (Onshore-ATA) entered into by and between those parties on April 1st, 2009.

3.
The Purchaser acquired the Assets from the Seller pursuant to the Assets Transfer Agreement (Offshore-ATA or Master Agreement) entered into by and between the parties on April 1st, 2009. In addition, as a post-Closing commitment by the Seller, the Seller shall sign an offshore share repurchase agreement with the Purchaser, so as to enable the Seller to acquire 60% of the share temporarily held by the Purchaser or the third party assigned by the Purchaser at the lowest consideration allowed by the applicable law, and therefore the Purchaser will completely quit from the Operator (Offshore Shares Repurchase).

4.
Sysnet Data Co. Limited (Sysnet HK) is a legal entity established and registered in Hong Kong SAR (HK). The Seller holds the 100% of Sysnet HK’s shares (Shares), while Sysnet HK holds 28% and will acquire 12% of the Operator’s shares.

5.	The parties signed a memorandum with regard to the dealing of net receivables and payables (Memo) on April 1st, 2009, and a memorandum with regard to pharos system on the same day.
The above agreements, memoranda and related documents are collectively referred as Transaction Documents.

And whereas the Seller wishes to sell and the Purchaser wishes to purchase the Shares, and the parties wish to adjust the Offshore Shares Repurchase, therefore the parties have agreed this supplementary agreement as follows:
Article 1 Transfer of Sysnet HK Shares
1.1	Sales and Transfer

The Seller hereby agrees to, in accordance to the terms and conditions hereof, transfer the Shares, free of any restrictions or pledge of rights, to the Purchaser or its designated affiliates, and the Purchaser or the affiliates agreed to acquire the Shares (Shares Transfer). Commencing from the Effective Date of Shares Transfer (as defined below), the Seller will no longer be entitled to any rights or assume any obligations on the Shares, and instead, the Purchaser or the affiliates will be entitled to the rights or assume the obligations on the Shares.

1.2	Conditions

Upon the signing of this Agreement, the Purchaser relied only on the representations and warranties regarding on Sysnet HK and Shares Transfer stipulated in Article 3 hereof by the Seller and the Management Shareholder.

1.3	Effective Date

This Agreement reflects the parties’ agreement on the Shares Transfer and will become effective upon the signing by authorized representatives of the parties.

Shares Transfer shall become effective from the date on which the legal process of change of registration for Shares Transfer is completed in accordance with HK laws (Effective Date of Shares Transfer). The Parties shall cooperate with each other to complete the legal process of change of registration for Shares Transfer, including but not limited to signing on all necessary legal documents.

1.4	Consideration Payment

The Parties hereby agree and acknowledge that the consideration of Shares Transfer is 1.00 USD, and shall be paid for one time to the bank account designated by the Seller within 5 business days from the Effective Date of Shares Transfer.

Article 2 Waiver of Offshore Shares Repurchase
2.1
The Parties hereby agree to waive Offshore Shares Repurchase as one of the post-closing commitments under the Master Agreement. The designated affiliates of the Purchaser shall be entitled to, in its sole discretion, hold 60% of the Operator’s shares for a long time, and the Seller would not need to comply with the Offshore Shares Repurchase commitment. For the avoidance of doubt, the waiver of such post-closing commitment shall not be deemed as a breach of any party under the Offshore-ATA.

Article 3 Representations and Warranties
Representations and warranties under this Article 3 shall not affect the representations and warranties made by the parties under the Off-shore ATA and Offshore ATA.
3.1	Representations and warranties of the Seller and the Management Shareholder

The Seller and the Management Shareholder hereby represent and warrant that:
3.1.1	it is fully authorized to sign this Agreement and to fulfill its obligations hereunder;

3.1.2
except for the foregoing change of registrations to effectuate Shares Transfer, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any HK, foreign governmental, regulatory or other authority in connection with the Shares Transfer.

3.1.3	terms and conditions hereof are enforceable and this Agreement constitutes legal and effective obligations binding on the Seller and the Management Shareholder;

3.1.4
the signing, delivery and performance of this Agreement or other related agreements by any party will not conflict with or violate any provision in any contracts, agreements, understanding, legal arrangements, laws or regulations;

3.1.5
it has obtained approval granted by authorities including but not limited to Sysnet HK regarding about the signing, delivery and performance of this Agreement and consummation of the transactions hereunder;

3.1.6	the Shares are free of any restriction or pledge of rights or any third party rights; and

3.1.7	as to the best acknowledgement of the Seller and the Management Shareholder:
3.1.7.1	Sysnet HK’s account records correctly reflect its financial status on the date first indicated above,

3.1.7.2	Sysnet HK has not violated any provisions of HK laws; and

3.1.7.3	there is no lawsuit, third party’s claim, order or investigation pending or threatened against Sysnet HK brought by any third party, court, government agencies or arbitration organizations.
3.2	Remain In Effect

The parties confirm that, the representations and warranties under this Article 3 shall remain in effect within 1 year from the Effective Date of Shares Transfer.
Article 4 The adjustment and waivers of the principal transactions under trading documents
4.1	Transfer of intangible assets

It is recognized that the Operator will continue to be entitled with the trademarks, software copyrights, software source code, technical documentation, website domain names and other intangible assets, intellectual property rights and ownership.

4.2	Transfer of staff

It is recognized that, under the master agreement, the staff from the Operator have signed labor contracts with the Assignee or companies designated by the Assignee.

4.3	The transfer of business contracts

All Parties confirmed, for the purpose of facilitate business development, that business contract shall continue to be signed between the Operator and the Customer, therefore the business contracts of the Operator shall not be transferred to Assignee or its related parties as prescribed in the master agreement.

4.4	The transfer of tangible assets

It is recognized by all the Parties that the assets originally possessed by the Operator will continuously to be holding ownership by the Operator, which means such assets shall not be transferred to the Assignee or its related parties based on the “Domestic asset transfer agreement”. The consideration payment is subject to “Memo- Beijing Sysnet fixed assets supplementary terms”.

4.5	Transfer of shares

The 12% stake held by Operator’s natural person shareholder shall be transferred to Sysnet HK. All parties will make efforts to complete the approval and registration procedures of the Share Transfer. The consideration for such Share transfer shall be borne by the Seller and its management shareholder. The Seller and its management shareholder shall implement the transfer in accordance with the relevant approval or registration requirements of Chinese authorities. Any tax liabilities and compensation generated shall be undertaken by the Seller and its management shareholder.

4.6	Consideration and payment under the Master Agreement

All parties confirmed that terms about consideration payment schedule, earnout appraisal and other relevant provisions shall be continued to be effective under the Master Agreement.
Article 5 Special Stipulation
5	Adjustment to related receivables & payable memorandum

5.1
After complete the material adjustment to the above transaction that the Purchaser owns 100% stake in Sysnet HK, the ownership of Operator’s net assets as of Dec. 31, 2008 shall still belong to the Seller while the Operator shall continue be entitled to use such net assets unless otherwise agreed. The parties agree, besides the “Net Receivables & Payable”, the parties shall settle the other net assets as of Dec.31, 2008. The net assets as of Dec.31, 2008 shall refer to the ownership equity equal to the assets minus liabilities as stipulated in the Financial Accounting Rules attached in the Master Agreement, but not including those agreed to be excluded from net assets, such as the Operator’s bad debts, intangible assets and goodwill. Please refer to the “Memo on Beijing Sysnet net assets supplementary terms “for detailed settlement and payment terms and the “Memo on Beijing Sysnet fixed assets supplementary terms “for the settlement of fixed assets.

5.2
The first settlement to the net assets has made on Jun. 30, 2009 and continued to be settled semiannually afterwards. The parties shall made final settlement on Dec.31, 2010 for Operator’s net assets (including the Net Receivables & Payables) as of Dec.31, 2008.

5.3
Since the deadline for undue L/G and deposit borne by the Operator is Mar. 10, 2012, the Purchaser suggests both parties may bring out underlying approaches for settling the business risks and potential capital cost related to then L/G prior to Dec.31, 2010.

5.4	The parties have acknowledged that the ownership of Operator’s net assets as of Dec.31, 2008 said in article 5.1 shall totally belong to the Purchaser upon the closing data of net assets settlement.

5.5	All the above net assets shall be settled by cash. Both of the Seller and the Management shareholder have waived the option to be settled by stock.
Article 6 Miscellaneous
6.1	Effect

This Agreement shall have the same legal effect as the Transaction Agreement, and the Capitalized Terms not defined herein shall contain the same meaning as those in the Transaction Agreement. Should there is any conflict between this Agreement and the Transaction Agreement, this Agreement shall govern, while the remaining part in the Transaction Agreement shall remain in effect and continue to be executed.

6.2	Breach

Any breach of the Representations and Warranties and obligations hereunder shall be considered as breach of the Master Agreement, and shall be applied with related breach and compensation terms under the Master Agreement.

6.3	Applicable Law

This Agreement shall be governed and interpreted by PRC laws.

6.4	Arbitration

Any disputed arising from or in connection with this Agreement shall firstly be settled by friendly negotiation by the parties. If the dispute fails to be settled within 30 days after the negotiation, either party shall be entitled to submit the dispute to Beijing Arbitration Committee in Beijing to be arbitrated by an arbitrator in accordance with its arbitration rules. The arbitration shall be conducted in Chinese. The arbitration award shall be final and binding upon the parties. The arbitration fees and costs shall be decided by the arbitrator.

6.5	Counterparts

This Agreement is made in Chinese with three originals, one for each party.
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IN WITNESS WHEREOF, all parties have arranged for this Agreement to be signed by themselves or their duly authorized representatives on the date first indicated above.
Seller:
Fully Pacific Ltd. (BVI)
Signature: /s/ Xiwu Shen
Name: Xiwu Shen
Title: Authorized Signature(s)
Management Shareholder
Shen Xiwu
Signature: /s/ Xiwu Shen
Purchaser:
Longtop Financial Technologies (BVI) Limited
Signature: /s/ Wai Chau Lin
Name: Wai Chau Lin
Title: